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 EXHIBIT 11 - COMPUTATION OF NET EARNINGS PER COMMON SHARE (UNAUDITED)
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                                     Three Months Ended
                                        November 30,
                                       1995      1994
                                  ------------------------
                                   (Amounts in thousands,
                                   except per share data)
Primary
 Average shares outstanding            11,293     8,480
 Net effect of dilutive stock
  options--based on the
  treasury stock method
  using average market price               15       350
                                      -------   -------
    Total                              11,308     8,830
                                      =======   =======


 Net income                           $ 2,771   $ 2,638
                                      =======   =======

 Per share data:
 Net income                             $0.25   $  0.30
                                      =======   =======

Fully diluted
 Average shares outstanding            11,293     8,480
 Net effect of dilutive stock
  options--based on the
  treasury stock method
  using average market price
  or closing price if higher               15       384
 Net effect of dilutive
  convertible debentures--
  based on the stated conversion
  price of $14 per share                          1,786
                                      -------   -------
   Total                               11,308    10,650
                                      =======   =======

 Net income                           $ 2,771   $ 2,638
 Convertible bond interest,
  net of income tax effect                          290
                                      -------   -------
                                      $ 2,771   $ 2,928
                                      =======   =======

 Per share data:
 Net income                             $0.25   $  0.28
                                      =======   =======

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                                   EXHIBIT 11